Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form F-1 (the “Form F-1”), of our auditor’s report dated July 25, 2024 relating to the consolidated financial statements of Psyence Biomedical Ltd. as at March 31, 2024 and 2023, and for each of the years in the two-year period ended March 31, 2024, as included in the Annual Report on Form 20-F of Psyence Biomedical Ltd. for the year ended March 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form F-1.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Burlington, Canada

October 2, 2024